EXP REALTY INTERNATIONAL CORPORATION AND EXP INTERNATIONAL INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	eXp Realty	eXp Realty
	International	International,
	Corporation	Inc.
	As of	As of		Company
	June 30,	June 30,	Proforma	Proforma
	2013	2013	Adjustments	Combined

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,554	$279,601	$-	$320,155
Restricted cash	-	109,092	-	109,092
Accounts receivable, net	-	41,045	-	41,045
Accounts receivable, related party	-	7,647	-	7,647
Prepaids and other assets	96	17,092	-	17,188

TOTAL CURRENT ASSETS	40,650	454,477	-	495,127

OTHER ASSETS
Fixed assets, net	-	8,658	-	8,658

TOTAL OTHER ASSETS	-	8,658	-	8,658

TOTAL ASSETS	$40,650	$463,135	$-	$503,785

LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$23,185	$23,193	$-	$46,378
Customer deposits	-	109,092	-	109,092
Accrued expenses	-	164,227	-	164,227
Due to related parties	20,577	-	-	20,577
Accrued interest	-	6,609	-	6,609

TOTAL CURRENT LIABILITIES	43,762	303,121	-	346,883

LONG TERM LIABILITIES
Notes payable	-	61,887	-	61,887

TOTAL LIABILITIES	43,762	365,008	-	408,770

Commitments and Contingencies	-	-	-	-

STOCKHOLDERS' EQUITY / (DEFICIT)

Common stock	401	567,412	(567,328)[1]	485
Additional paid-in capital	220,670	-	567,328 [1]	787,998
Accumulated deficit	(224,183)	(469,285)	-	(693,468)

TOTAL EQUITY / (DEFICIT)	(3,112)	98,127	-	95,015

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)	$40,650	$463,135	$-	$503,785

[1] - Proforma adjustments take into consideration the cancellation of eXp Internatinal Inc.'s issued and outstanding shares, surrender and cancellation of certain shares owned by the President, in addition to the forward stock split as if all have occurred as of June 30, 2013.

EXP REALTY INTERNATIONAL CORPORATION AND EXP INTERNATIONAL INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	eXp Realty
	International	eXp Realty
	Corporation	International, Inc.		Company
	For the year ended	For the year ended	Proforma	Proforma
	June 30, 2013	June 30, 2013	Adjustments	Combined

Net revenues	$-	$8,694,946	$-	$8,694,946

Operating costs and expenses
Cost of revenues	-	7,209,541	-	7,209,541
Sales and marketing	-	96,137	-	96,137
General and administrative	9,689	1,452,007	-	1,461,696
Professional fees	61,120	190,766	-	251,886
Depreciation	-	4,973	-	4,973

Total expenses	70,809	8,953,424	-	9,024,233

Net income / (loss) from operations	(70,809)	(258,478)	-	(329,287)

Other expenses
Interest expense	-	2,048	-	2,048

Total other expenses	-	2,048	-	2,048

Income / (loss) before income tax expens	(70,809)	(260,526)	-	(331,335)

Income tax expense	-	19,659	-	19,659

Net income / (loss)	$(70,809)	$(280,185)	$-	$(350,994)